Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated April 29, 2014 relating to the combined carve-out financial statements of Westlake Chemical Partners LP Predecessor as of December 31, 2013 and 2012 and for the three years in the period ended December 31, 2013, and (ii) our report dated July 14, 2014 relating to the balance sheet of Westlake Chemical Partners LP as of June 30, 2014, both of which appear in Westlake Chemical Partners LP’s prospectus filed on July 31, 2014, relating to the Registration Statement on Form S-1, as amended (Registration No. 333-195551).

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 18, 2014